Exhibit 21.1
STONE ENERGY CORPORATION
SUBSIDIARIES AS OF DECEMBER 31, 2009
Stone Energy, L.L.C., a Delaware limited liability company
Stone Energy Offshore, L.L.C., a Delaware limited liability company
Caillou Boca Gathering, LLC, a Nevada limited liability company